Exhibit 99.1

Graphic Packaging International, Inc. Closes Sale of $850
Million of Senior and Senior Subordinated Notes

MARIETTA, GA, August 8, 2003 - Graphic Packaging International, Inc., a wholly-owned subsidiary of Graphic Packaging Corporation, announced today that it closed the sale of $850 million total principal amount of 8.5% Senior Notes due 2011 and 9.5% Senior Subordinated Notes due 2013.  The net proceeds of the offering are being applied to refinance indebtedness of the company.  The Notes have not been and will not be registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act of 1933, as amended.